Exhibit 10.26

July 7, 2025

Paul A. Hechenberger

5645 Spanish Oaks Lane

Naples, Florida 34119

Cell: (316) 200-9392 / phechenberger@bellsouth.net

RE: AerSale Employment Offer

Dear Paul:

We are pleased to offer you employment with AerSale Corporation (together with any of its subsidiaries and affiliates as may employ you from time to time, the “Company”) on the terms and conditions set forth in this letter (the “Letter”), to be effective upon your start date as set forth below:

•	Title: Senior Vice President, General Counsel & Corporate Secretary of AerSale Corporation, reporting to Nicolas Finazzo, Chief Executive Officer.

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Base Salary:  Your Base Salary will be $450,000 per annum paid biweekly (subject to any applicable withholdings), payable in accordance with the Company’s normal payroll practices, and subject to review and adjustment from time to time.

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Target Bonus: Beginning in calendar year 2025, you will be eligible to participate in an annual cash incentive bonus program with a target bonus opportunity equal to 60% of your annual Base Salary. For 2025, your bonus will be paid for a full year with no proration. Any bonus payment will be subject to the terms and conditions of the applicable bonus program, as established and modified by the Company from time to time and will be subject to applicable tax withholdings. Except as otherwise expressly provided in the applicable bonus program or under the Severance Plan (as defined below), you must be employed by the Company on the date the bonus is paid in order to be eligible to receive it.

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Equity Awards: You will be eligible to receive equity awards under the Company’s 2020 Equity Incentive Plan, as amended, or any successor plan, as determined by the Board of Directors (or a committee thereof) in its sole discretion. You will have an annual equity award opportunity with a target grant value of $450,000, allocated as follows: 25% in the form of Restricted Stock Units (RSUs), 25% in the form of Stock Options, and 50% in the form of Performance Stock Units (PSUs). For the first year, this equity award will be prorated based on your start date. Each grant will be subject to the terms and conditions of the applicable equity award agreement and the governing equity incentive plan.

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Employee Benefits: You will be eligible to participate in the Company’s employee health, welfare, and other fringe benefit and perquisite programs, each as may be in effect from time to time and in accordance with their terms.

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Severance Plan: You are eligible to participate in the AerSale Corporation Severance Plan (the “Severance Plan”) a copy of which has been provided to you. By signing this Letter, you are acknowledging such participation and your understanding that you are agreeing to all of the terms and conditions of the Severance Plan, including certain promises and covenants contained in Section 7 of the Severance Plan (which apply regardless of whether you receive any payments or benefits under the Severance Plan), but subject to the carveout contained in the next section. You should read the entire Severance Plan carefully. Under the Severance Plan, your Severance Multiple, as that term is used therein, is two (2).

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Non-Compete: In consideration of the above offer and as a condition for the receipt of the Base Salary, Target Bonus and Equity Awards, you are required to execute a two-year non-compete agreement that will be incorporated into and made part of the Severance Plan. You shall not be deemed to have breached such non-compete in Section 7(f) of the Severance Plan if you assume any position in which you provide legal advice or counsel pursuant to an attorney-client relationship, subject to the restrictions set forth below and in Sections 7(g) and 7(h) of the Severance Plan. Following termination of employment with the Company for any reason, if you assume a position in which you provide legal advice or counsel pursuant to an attorney-client relationship, you will comply with all rules of ethics and professional responsibility governing the legal profession. Specifically, but without limiting the foregoing, you will not reveal information relating to your prior representation of the Company unless the Company consents in writing after consultation. You will not represent any party in the same or substantially related matters in which that party’s interests are materially adverse to the interests of the Company or its affiliates, unless the Company consents after consultation. Further, you will not use information relating to your prior legal representation of the Company to the disadvantage of the Company or its Affiliates in such subsequent position(s).

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At-Will Nature of Employment: Although we hope that your continued employment will be mutually rewarding for you and the Company, your employment with the Company is “at-will,” meaning that you or the Company may terminate your employment at any time and for any reason or no reason. During your employment, you will devote your full-time best efforts and business time and attention to the business of the Company and its subsidiaries.

This Letter, together with the Severance Plan, constitutes our entire understanding and agreement regarding your employment by the Company, and supersedes all prior negotiations, communications, understandings, and agreements.

This Letter shall be interpreted and construed in accordance with the laws of the State of Florida without regard to any conflicts of laws principles.

We look forward to our continuing relationship.

Please acknowledge your acceptance of the terms of this Letter by signing where indicated below and returning an executed copy to Vanessa Machado, Senior Vice President of Human Resources.

Very truly yours, AERSALE CORPORATION	ACKNOWLEDGED AND AGREED:

/s/ Nicolas Finazzo	/s/ Paul A. Hechenberger
Nicolas Finazzo	Paul A. Hechenberger
Chairman & Chief Executive Officer